Exhibit 15.8

CONSENT

We hereby consent to the reference to our valuation of certain trading property of Plaza Centers N.V., as of December 31, 2017 and the valuation of the Lodz Plaza project as of December 31, 2017 appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd., and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) of Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Jones Lang LaSalle Services SRL
Jones Lang LaSalle Services SRL
[Warsaw, Poland] April 25, 2018